Exhibit 5.1
Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075
March 9, 2007

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Digital Angel Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration for resale of up to 700,000 shares (the "Shares") of the Company’s common stock, par value $0.01 per share, that may be issued due to price protection adjustments provided for under the Settlement Agreement and General Release among the Company, Pacific Decision Sciences Corporation, previously a subsidiary of the Company until the Company sold it in June 2, 2008, and Melvin Maudlin dated June 27, 2007 (the “Settlement Agreement”).
     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect; the Settlement Agreement; the minutes of the meeting of Board of Directors of the Company on June 27, 2007 in connection with the Settlement Agreement (“Minutes”); and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness and authenticity of all documents submitted to us as originals, the genuineness and authenticity of the Minutes submitted to us, the genuineness of all signatures, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Based upon and subject to the foregoing, and in reliance thereon, and assuming no change in relevant facts, we are of the opinion the Shares that may be issued by the Company pursuant to the price protection adjustments provided for under the Settlement Agreement, when issued in accordance with the terms of the Settlement Agreement and the applicable resolutions of the Board of Directors of the Company, will be duly authorized and legally issued, fully paid and non-assessable Shares of the Company.
     We are members of the Bar of the State of Minnesota and do not purport to express any opinion as to any laws other than the laws of the State of Minnesota or the federal laws of the United States of America, and we assume with your permission that the laws of the State of Delaware are the same as the laws of the State of Minnesota.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.
Very truly yours,

WINTHROP & WEINSTINE, P.A.
By-	/s/ Winthrop & Weinstine, P.A.
Winthrop & Weinstine, P.A.